INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-63608 of the International Game Technology Profit Sharing Plan on Form S-8 of our report dated June 10, 2002, appearing in this Annual Report on Form 11-K of the International Game Technology Profit Sharing Plan for the year ended December 31, 2002.

/s/ Deloitte & Touche, LLP
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Reno, NV
June 27, 2002